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                                                                  EXECUTION COPY

                                    AMENDMENT
                                       TO
                           TRADEMARK LICENSE AGREEMENT


          This Amendment ("Amendment") is entered into this 26th day of July, 2002 by and between The Williams Companies, Inc. ("Licensor") and Williams Communications Group, Inc. ("Licensee") (collectively the "Parties") and shall be effective to amend that certain Trademark License Agreement between the Parties dated April 23, 2001 ("Agreement") as described below. Any capitalized terms shall have the same meaning in this Amendment as set forth in the Agreement unless otherwise specifically provided herein.



WHEREAS, as of July 26, 2002, Licensee filed with the Bankruptcy Court in a chapter 11 case pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") its first amended chapter 11 plan of reorganization (the "Plan"); and

WHEREAS, certain market conditions have developed which impact the overall industries in which the Parties conduct their businesses; and

WHEREAS, the resulting public confusion regarding the distinct corporate identities of Licensor and Licensee has negatively impacted both Licensor and Licensee.

NOW THEREFORE, In consideration of the mutual terms and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee agree that upon the occurrence of the Effective Date (as such term is defined in the Plan) it is in their mutual best interests to amend the Agreement and the Agreement shall be amended as follows :

1. In Section 5.1, the word "U.S." is deleted.

2. The first two sentences of Section 6.1 of the Agreement are deleted entirely and replaced with the following:

"This Agreement shall have a non-renewable term of two (2) years beginning on the Effective Date of the Amendment, unless sooner terminated under Section 3.3 or this Section 6.1."

3. Part (c) of the last sentence of Section 6.1 shall be changed to "if Licensee ceases to do business for any reason, or"

4. Section 6.4 of the Agreement is deleted in its entirety and replaced with the following:

"For a period not to exceed six months after the expiration of the term of this Agreement, Licensee may use the williamscommunications.com or williamscommunications.net or similar domains solely for the purpose of redirecting traffic from such domains to domains not containing the name "Williams." At Licensor's written request effective after expiration of the term of this Agreement, Licensee shall transfer such domains to Licensor and Licensor shall redirect traffic as set forth above to the domains provided by Licensee for at least six months after the expiration of such term."

5. The second sentence of Section 6.5 of the Agreement is deleted entirely and not replaced.

6. All terms and conditions of the Agreement shall remain in full force and effect except as specifically amended herein.

In Witness Whereof, the Parties have caused this Amendment to be executed by their duly authorized representatives as evidenced by their signatures below.




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
The Williams Companies, Inc.                         Williams Communications Group, Inc.

By: /s/ Jack D. McCarthy                             By: /s/ Howard E. Janzen
    --------------------------------                     -------------------------------

Print Name: Jack D. McCarthy                         Print Name: Howard E. Janzen
            ------------------------                             -----------------------

Title: Senior Vice President-Finance, CFO            Title: President & CEO
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